Exhibit 12.2

                         UNITED STATES STEEL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)

                             Three Months
                                Ended       Year Ended December 31
                               March 31--------------------------------
                             2002  2001  2001  2000   1999  1998  1997
                             ----  ----  ----  ----  -----  ----  ----
Portion of rentals
  representing interest       $11   $10   $45   $48    $46   $52   $47
Capitalized interest            -     -     1     3      7     6     7
Other interest and fixed
  charges                      35    54   153   115     74    47    91
                             ----  ----  ----  ----   ----  ---- -----
Total fixed charges (A)       $46   $64  $199  $166   $127  $105  $145
                             ====  ====  ====  ====   ====  ====  ====
Earnings-pretax income
  with applicable
  adjustments (B)            $(50) $(69)$(387) $187   $295  $618  $781
                             ====  ====  ====  ====   ====  ====  ====
Ratio of (B) to (A)            (a)   (b)   (c) 1.13   2.33  5.89  5.39
                             ====  ====  ====  ====   ====  ====  ====

(a) Earnings did not cover fixed charges by $96 million.
(b) Earnings did not cover fixed charges by $133 million.
(c) Earnings did not cover fixed charges by $586 million.